Exhibit 99.2 LEGAL MATTERS The validity of the securities offered by this prospectus will be passed upon for us by Troutman Pepper Hamilton Sanders LLP. Any underwriters, dealers or agents will be advised about the other issues relating to any offering by their own legal counsel. Any counsel for any underwriters, dealers or agents will rely on Troutman Pepper Hamilton Sanders LLP as to certain matters of North Carolina law.